Exhibit 10.1

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”), dated as of September 11, 2023, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), CANOO INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Pre-Paid Advance Agreement (as defined below).

BACKGROUND

(A)	On July 20, 2022, the parties entered into that Pre-Paid Advance Agreement (the “Pre-Paid Advance Agreement”) pursuant to which the Company may, provided that the conditions precedent to a Pre-Paid Advance set forth in Section 2.02 are then satisfied, request a Pre-Paid Advance in an amount not to exceed the Maximum Advance Amount from the Investor by providing a written Request.

(B)	On November 9, 2022, the parties entered into a Supplemental Agreement (the “First Supplemental Agreement”) pursuant to which the Investor agreed to advance $21,300,00 (the “Third Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement.

(C)	On December 31, 2022, the parties entered into a Second Supplemental Agreement (the “Second Supplemental Agreement”) pursuant to which the Investor agreed to advance $34,045,500, with an option to increase such advance by up to an additional $8,514,500 (collectively, the “Fourth Pre-Paid Advance”) to the Company and waive certain terms and conditions set forth in the Pre-Paid Advance Agreement.

(D)	On January 24, 2023 the Company obtained consent of the shareholders of the Company (i) for the issuance of all shares of its Common Stock that could be issued pursuant to the Pre-Paid Advance Agreement pursuant to Nasdaq Listing Rule 5636(d), and (ii) to amend the Pre-Paid Advance Agreement to provide a Floor Price of $0.50 per share (such consents, the “Shareholder Approval”). Upon such Shareholder Approval, the Company implemented a reduction to the Floor Price to $0.50 per share.

(E)	Pursuant to this Agreement, the parties desire to supplement the terms and conditions of the Pre-Paid Advance Agreement in respect of a Request for a Pre-Paid Advance in the amount of $12,500,000 (the “Fifth Request”) to be provided by the Company to the Investor concurrently with the execution of this Supplemental Agreement. This Agreement shall govern the Fifth Pre-Paid Advance (as defined below).

(F)	As of the date hereof, none of the prior Pre-Paid Advances (not including the Fifth Pre-Paid Advance) remain outstanding.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.            Fifth Pre-Paid Advance Amount

1.1.            The Company has requested, and the Investor has agreed to fund, a fifth Pre-Paid Advance in the amount of $12,500,000 (the “Fifth Pre-Paid Advance”). The Fifth Pre-Paid Advance shall be governed by the terms and conditions of the Pre-Paid Advance Agreement, except as set forth in this Agreement. Solely with respect to the Fifth Pre-Paid Advance, the parties hereby agree as follows:

(a)	The Pre-Advance Date in respect to the Fifth Pre-Paid Advance shall be September 11, 2023.

(b)	The Purchase Price shall mean the lower of (a) $0.57 per share (the “Fixed Price”), or (b) 95% of the lowest daily VWAP during five Trading Days immediately preceding each Purchase Notice Date, but not lower than the Floor Price.

(c)	Section 3.01(h) of the Pre-Paid Advance Agreement shall not apply in respect of the Fifth Pre-Paid Advance.

(d)	The Company hereby agrees to pay the Investor a commitment fee of $625,000, which amount shall be deducted by the Investor from the proceeds of the Fifth Pre-Paid Advance.

1.2            Conditions Precedent.

(a)            Solely with respect to the Fifth Request, the Investor hereby waives the application of the conditions precedent set forth in Section 2.02(i) (solely with respect to the market value requirement), and Section 2.02(k).

1.3            Additional Agreements.

(a)            For the avoidance of doubt, any failure by the Company to observe or perform any material covenant, agreement or warranty contained in (i) this Agreement, (ii) the First Supplemental Agreement, (iii) the Second Supplemental Agreement, or (iv) any other agreement between the parties hereof shall be an Event of Default under the Pre-Paid Advance Agreement.

2.            Representations, Warranties and Covenants.

2.1            Representations and Warranties. Each party represents and warrants to the other as of the date of this Agreement that:

(a)	it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)	it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by the it, its Board of Directors or managers or members in connection therewith; and

(c)	the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

2.2            Cleansing Disclosures. As soon as possible (and prior to the close of business on September 13, 2023) the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement disclosing all information relating to the transaction contemplated hereby required to be disclosed therein, and the Company shall prepare and file with the SEC a preliminary Prospectus Supplement pursuant to Rule 424(b) of the Securities Act, and any other filings, reports, supplements, or amendments that may be required as a result of entering into this Agreement, disclosing all information relating to the closing of the Fifth Pre-Paid Advance required to be disclosed therein and an updated Plan of Distribution, necessary to register the transactions contemplated herein, including, without limitation, all shares of Common Stock issuable pursuant to the Fifth Pre-Paid Advance (collectively, the “Cleansing Disclosure”). From and after the issuance of the Cleansing Disclosure, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company in connection with the transactions contemplated by this Agreement and the Pre-Paid Advance Agreement, and that it shall have made all filings or disclosures as may be necessary to keep the Registration Statement and related Prospectus Supplements used in connection with such Registration Statement updated and effective, including, without limitation, the continued use of the Prospectus in connection with the Fifth Pre-Paid Advance.

2.3            Prior to the special shareholder meeting to be held on October 5, 2023, the Company shall reserve 149,637,448 of its authorized shares of Common Stock for issuance to the Investor (which reserve amount includes reserves under the convertible debentures and warrants currently outstanding and held by Investor). Within five (5) days after the special shareholder meeting to be held on October 5, 2023, the Company shall increase the reserve such that the number of shares of Common Stock reserved for issuance to the Investor shall be equal to the aggregate outstanding balance then owed to the Investor on the Fifth Pre-Paid Advance, divided by the VWAP of the Company’s Common Stock on the trading day immediately preceding the date of the such reserve, multiplied by two (2).

2.4            The Company represents and warrants that the issuance of Common Shares to the Investor under the Pre-Paid Advance Agreement in respect of the Fifth Pre-Paid Advance are not subject to the Exchange as a result of the Company obtaining the Shareholder Approval in accordance with Nasdaq Listing Rule 5636(d).

3.            Counterparts and delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

4.            Governing law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Second Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:

CANOO INC.

By:	/s/ Tony Aquila
Name:	Tony Aquila
Title:	Chief Executive Officer

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Troy Rillo
Name:	Troy Rillo
Title:	Partner